UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Act of 1934

Date of Report (Date of earliest event reported): April 12, 2010 (April 9, 2010)

FEDERATED INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-14818	25-1111467
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

(Address of principal executive offices, including zip code)

(412) 288-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 9, 2010, Federated Investors, Inc. (Federated) entered into a $425 million amended and restated term loan credit agreement by and among Federated, certain of its subsidiaries and a syndicate of 22 banks led by PNC Capital Markets LLC as sole bookrunner and joint lead arranger and Citigroup Global Markets, Inc. as joint lead arranger.

The Term Loan amends and restates Federated’s $140 million prior term loan dated August 19, 2008. The Term Loan requires quarterly principal payments of $10.6 million per quarter for the first four years and $63.8 million per quarter for the fifth year with the final payment due upon expiration of the Term loan on April 1, 2015. Certain subsidiaries entered into an Amended and Restated Continuing Agreement of Guaranty and Suretyship whereby these subsidiaries guarantee payment of all obligations incurred through the Term Loan. The Term Loan also includes representations, warranties and other financial and non-financial covenants.

The borrowings under the Term Loan bear interest at a spread over the London Interbank Offering Rate (“LIBOR”). On March 30, 2010, Federated entered into a forward-starting interest rate swap transaction (the Swap) with PNC Bank, National Association which became effective on April 9, 2010, to hedge its interest rate risk associated with the Term Loan. The Swap has an initial notional amount of $425 million that declines in accordance with the scheduled principal payments associated with the Term Loan. Under the Swap, which expires on April 1, 2015, Federated will receive payments based on LIBOR and will make payments based on an annual fixed rate of 4.396%.

Proceeds from the Term Loan will be used to refinance the existing debt and for general corporate purposes.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The disclosure set forth under Item 1.01 is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits:

Exhibit 99.1 – Press release issued by Federated Investors, Inc. dated April 12, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED INVESTORS, INC.
(REGISTRANT)

Dated: April 12, 2010	By:	/s/ Denis McAuley III
Denis McAuley III
Principal Accounting Officer